Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into on this 29th day of March, 2005 by and between DDS TECHNOLOGIES USA, INC., a Nevada corporation (the "Company"), and SPENCER STERLING (hereinafter, the "Executive").

R E C I T A L S

A. The Company and the Executive entered into an Employment Agreement as of October 30, 2003 (the "Prior Employment Agreement"); and

B. The Company and the Executive now wish to terminate in its entirety the provisions of the Prior Employment Agreement and enter into a new employment agreement in its place, pursuant to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment.

1.1 Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

1.2 Duties of Executive. During the Term of Employment (as defined herein below) under this Agreement, the Executive shall serve as the President and Chief Executive Officer of the Company, and shall diligently perform all services, at such times and at such places, as may be assigned to him from time to time by the Company’s Board of Directors (the "Board"). The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company.

2. Term of Employment.  The Term of Employment under this Agreement, and the employment of the Executive hereunder (including any renewal periods hereof, the “Term of Employment”), shall commence on the date of execution of this Agreement (the "Commencement Date") and shall terminate upon the earlier of (a) October 30, 2008, or (b) the date on which the employment of the Executive is terminated pursuant to and in accordance with Section 5 hereof. Commencing on November 1, 2008, and on each subsequent November 1 thereafter, the Term of Employment hereunder shall be renewed automatically for successive periods of one (1) year (each period being referred to herein as a “Renewal Term”), unless either the Company or the Executive elects not to renew such term by giving written notice to the other thereof at least ninety (90) days prior to the Expiration Date (as herein defined). For purposes hereof, the date on which the Term of Employment shall is expire is sometimes referred to herein as the “Expiration Date.”

3. Compensation.

3.1 Base Salary. The Executive shall receive a base salary at the annual rate of One Hundred Fifty Thousand Dollars ($150,000) (the "Base Salary") during the Term of Employment, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time. The Base Salary also shall be reviewed within 45 days after the Company raises additional capital of at least $2,000,000 on or before June 1, 2005.

3.2 Discretionary Bonuses. During the Term of Employment, the Company, in its sole and absolute discretion, may pay to the Executive such bonuses, if any, as the Company may determine.

3.3 Offset. The Company shall have the right to offset amounts payable by the Executive (if any) to the Company against Base Salary and/or any other amounts payable by the Company to the Executive hereunder.

4. Expense Reimbursement and Other Benefits.

4.1 Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

4.2 Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in such life insurance, medical, dental and 401(k) plans and other benefit programs, if any, as may be approved from time to time by the Company for the benefit of executive employees of the Company, subject to the general eligibility and participation provisions set forth in such plans and applicable law.

4.3 Stock Options. The Company shall grant to the Executive immediately upon the Executive's execution of this Agreement, an option to purchase up to 400,000 shares of common stock (the "Common Stock") of the Company at an exercise price of $1.00 per share, subject to the terms and conditions of the Option Agreement attached hereto as Exhibit A, and the Company’s 2003 Stock Option Plan pursuant to which the foregoing option shall be granted.

4.4 Vacation. The Executive shall be entitled to paid vacation at a rate of three (3) weeks per calendar year (to be pro-rated for partial calendar years) during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year.

4.5 Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

5. Termination.

5.1 Reasons for Termination.

(a) The Term of Employment under this Agreement shall terminate upon the earliest to occur of the following:

(i) the date of death of the Executive;

(ii)
the date that the Company gives written notice to the Executive that the Company is terminating the Term of Employment based on the Company’s determination that the Executive suffers from a Disability (as defined below);

(iii)	the date that the Company provides the Executive with written notice that the Company is terminating the Term of Employment for Cause (as defined below);

(iv)	the ninetieth (90th) day after either the Executive or the Company gives written notice to the other party of his or its election to terminate the Term of Employment; and

(v)	the Expiration Date.

(b) In the event that the Term of Employment is terminated for any of the reasons stated in subsection 5.1(a) hereof, the Company shall pay to the Executive any unpaid Base Salary through the effective date of the termination of employment. If the Company terminates the Term of Employment hereunder without Cause or the Executive terminates the Term of Employment for Good Reason, the Company shall continue to pay to the Executive the Base Salary he was receiving as of the date on which the Term of Employment terminates, for a period that begins on the date on which the Term of Employment terminates and ends on the earlier of (i) the first anniversary of the date on which the Term of Employment terminates, and (ii) the Expiration Date. The Company shall pay such Base Salary to Executive in the manner and at the same times as the Base Salary would have been payable to the Executive had the Term of Employment not terminated. The Company shall have no further liability or obligations under this Agreement (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to Section 4.1 hereof).

(c) For purposes of this Agreement, the following terms shall have the meaning indicated:

(i)
“Disability” shall mean that as a result of a mental or physical incapacity, illness or disability, the Executive is unable to perform his normal obligations hereunder, with or without reasonable accommodation, for a period of ninety (90) days in any twelve (12) month period.

(ii)
“Cause” shall mean (1) the Executive’s incompetence, negligence, unsatisfactory performance, violation of any rule or regulation that may be established from time to time for the conduct of the Company’s business, or any breach or neglect of any duty or obligation of the Executive under this Agreement, (2) a willful and continuing failure to perform Executive’s duties and responsibilities hereunder, (3) the Executive’s fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, (4) the Executive’s commission of any crime which involves dishonesty or a breach of trust, (5) chronic addiction to alcohol, drugs or other similar substances affecting the Executive’s work performance; or (6) the Executive’s engaging in other serious misconduct of such a nature that the continued employment of the Executive may reasonably be expected to adversely affect the business or properties of the Company. The Executive shall be given a thirty (30) day notice and right to cure before the Employer may terminate the Term of Employment for any reason described in clauses (1), (2), or (6) of this Section 5(c)(ii). The Board’s determination of Cause shall be final, binding and conclusive with respect to all parties.

(iii)
“Good Reason” shall mean unless Executive shall have consented in writing thereto, any of the following: (1) a reduction by Employer in Executive’s Base Salary or material reduction in fringe benefits; (2) the breach by Employer of any material agreement or obligation under this Agreement after notice and a thirty (30) day right to cure; or (3) a requirement that Executive relocate from the Employer’s location in Boca Raton, Florida.

5.2 Survival. The provisions of this Article 5 shall survive the expiration or termination of the Term of Employment hereunder.

6. Restrictive Covenants.

6.1 Non-competition.

(a) Except as provided in paragraph (c) of this Section 6.1, at all times during the Non-Compete Period (as defined in Section 6.1(b)(i) below), the Executive shall not, directly or indirectly, engage in any competition with, or have any interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) competes with the Business, (as defined in Section 6.1(b)(ii) below) of the Company anywhere in the world.

(b) For purposes of this Article 6, the following terms shall having the following meanings:

(i) “Non-Compete Period” shall mean at all times while the Executive is employed by the Company and for a two (2) year period immediately following the date of termination of the Executive’s employment hereunder, for any reason.

(ii) “Business” shall mean any business that is competitive with any business in which the Company is engaged at any time during the Term of Employment; and

   (c) This Section 6.1 shall not apply to the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation.

6.2 Confidential Information. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the Company’s Business. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the Company’s Business (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company (including information conceived, originated, discovered or developed by the Executive and any information acquired by the Company from others) prior to or after the date hereof, and not generally or publicly known, (other than as a result of unauthorized disclosure by the Executive), with respect to the Company or the Company’s Business, and including proprietary or confidential information received by the Company from third parties subject to an obligation on the Company’s part to maintain the confidentiality of the information. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to promote the best interests of the Company. If any person or authority makes a demand on the Executive purporting to legally compel him to divulge any Confidential Information, the Executive immediately shall give notice of the demand to the Company so that the Company may first assess whether to challenge the demand prior to the Executive’s divulging of such Confidential Information. The Executive shall not divulge such Confidential Information until the Company either has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any. Upon request by the Company, the Executive shall deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company containing such Confidential Information and all property of the Company or any other Company affiliate, which he may then possess or have under his control.

6.3 Nonsolicitation of Executives, Consultants, Independent Contractors, Vendors, Agents, and Customers. At all times while the Executive is employed by the Company and for the two (2) year period immediately following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee, consultant, independent contractor, agent, or vendor of the Company, unless such employee, consultant, independent contractor, agent, or vendor has not been employed or engaged by the Company for a period in excess of six (6) months, and/or (b) call on or solicit any of the actual or targeted prospective customers or clients of the Company on behalf of any person or entity in connection with any business that competes with the Company’s Business, nor shall the Executive make known the names and addresses of such actual or targeted prospective customers or clients, or any information relating in any manner to the Company's trade or business relationships with such customers or clients, other than in connection with the performance of the Executive's duties under this Agreement.

6.4 Ownership of Developments. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Executive during the Term of Employment either during the course of performing work for the Company or its clients or which are related in any manner to the business (commercial or experimental) of the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive shall further: (a) promptly disclose the Work Product to the Company; (b) assign to the Company, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of his inventions, all at the sole cost and expense of the Company.

6.5 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

6.6 Definition of Company. Solely for purposes of this Article 6, the term "Company" also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

6.7 Acknowledgment by Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are reasonably necessary to protect the legitimate business interest of the Company, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Article 6, and that such compensation is reasonable and sufficient for purposes of the enforcement of the restrictive covenants contained in this Article 6. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns. The Executive expressly agrees that upon any breach or violation of the provisions of this Article 6, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (a) temporary and/or permanent injunctive relief in any court of competent jurisdiction as provided in Section 6.10 hereof, and (b) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Company or its affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Article 6

6.8 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

6.9 Extension of Time. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

6.10 Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company may be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that any such right to an injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

6.11 Survival. The provisions of this Article 6 shall survive the expiration or termination of the Term of Employment.

7. Mediation. Except to the extent the Company has the right to seek an injunction under Section 6.10 hereof, in the event a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties hereby agree first to attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to arbitration pursuant to Section 8 hereof.

8. Arbitration.

8.1 Exclusive Remedy. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the Executive’s employment, or to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment shall be resolved by arbitration in the Palm Beach County, Florida area, in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Section 8. Except as set forth below with respect to Section 6 of this Agreement, the parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 8 shall not apply to any injunctions that may be sought with respect to disputes arising out of or relating to Section 6 of this Agreement. The parties acknowledge and agree that their obligations under this arbitration agreement survive the expiration or termination of this Agreement and continue after the termination of the employment relationship between the Executive and the Company. By election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

8.2 Arbitration Procedure and Arbitrator’s Authority. In the arbitration proceeding, each party shall be entitled to engage in any type of discovery permitted by the Federal Rules of Civil Procedure, to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-hearing briefs. In reaching his/her decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement. The arbitrator shall submit with the award a written opinion which shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

8.3. Effect of Arbitrator’s Decision: Arbitrator’s Fees. The decision of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Executive in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute. If the arbitrator finds that the Executive was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Executive with any remedy available should the matter have been tried in a court, including equitable and/or legal remedies, compensatory damages and back pay. The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration (the “Fees”) shall be borne by the non-prevailing party.

9. Damages; Attorneys’ Fees. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys' fees of the other.

10. Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11. Governing Law;. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to principles of conflict of laws.

12. Jurisdiction and Venue;. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the courts of record of the State of Florida in Palm Beach County, or the court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter, including without limitation, the Prior Employment Agreement. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

14. Notices: All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to 150 East Palmetto Park Road, Suite 510, Boca Raton, Florida 33432, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

15. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

16 16. Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

17 17. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

18. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

19. Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY: DDS TECHNOLOGIES USA, INC., a Nevada corporation By:/s/ Leo Paul Koulos Name: Leo Paul Koulos Title: Chairman Compensation Committee EXECUTIVE: /s/ Spencer Sterling SPENCER L. STERLING